Exhibit 8.3

[Letterhead of Farris, Vaughan, Wills & Murphy LLP]

August 19, 2010

Reference: 30423-0001

Seaspan Corporation

Unit 2, 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong

China

Attention: Sai W. Chu, Chief Financial Officer

Dear Sirs/Mesdames:

RE:	Seaspan Corporation– Registration Statement on Form F-3

We have acted as Canadian tax counsel to Seaspan Corporation (the “Company”), a corporation formed under the laws of the Republic of the Marshall Islands, with respect to certain legal matters in connection with the preparation of a Registration Statement on Form F-3, filed with the Securities and Exchange Commission on the date hereof pursuant to the Securities Act of 1993, as amended (the “Registration Statement”).

In connection therewith, we have reviewed the discussion set forth under the caption “Non-U.S. Tax Considerations – Canadian Federal Income Tax Consequences” in the Registration Statement (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, in our opinion are correct and accurate with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the Discussion, with respect to those matters as to which no legal conclusions are provided, is an accurate discussion of such Canadian federal income tax matters (except for the representations and statements of fact of the Company included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours truly,

/s/ Farris, Vaughan, Wills & Murphy LLP